EXHIBIT 99.1

AMERIANA NEWS RELEASE


           Ameriana Bancorp
          2118 Bundy Avenue
                 P.O. Box H
        New Castle, Indiana      Contact:  Harry J. Bailey
                 47362-1048                President and Chief Executive Officer
765-529-2230/1-800-487-2118                (765) 529-2230


           AMERIANA BANCORP ANNOUNCES SALE OF CINCINNATI-AREA BRANCHES
               FOR GAIN OF $2.7 MILLION OR $0.86 PER DILUTED SHARE


NEW CASTLE, Ind. (April 7, 2003) - Ameriana Bancorp (NASDAQ/NM: ASBI) today announced that it has agreed to sell its two Cincinnati-area branches to Peoples Community Bancorp, Inc. (NASDAQ/NM: PCBI) of West Chester, Ohio. The two branches are located in Deer Park and Landen, Ohio.

     In the sale, Ameriana will convey all consumer and commercial loans at the two branches, totaling approximately $31 million, but will retain in the Company's portfolio, and continue to service, approximately $29 million of single-family residential mortgages. Additionally, Ameriana will convey real property related to the Deer Park branch; the premises for the Landen branch are under lease, which Peoples Community Bank will assume effective with the closing date of the transaction. Ameriana also will convey approximately $63 million in savings deposits as part of the transaction.

     Total premium paid to Ameriana in this transaction is $6.5 million, and Ameriana expects to realize a $2.7 million after-tax gain, or $0.86 per diluted share, from the sale of these two branches. These amounts do not include any contingency payments that might accrue if deposits or loans that are a part of the sale should increase before the closing date; the purchase price will not be reduced for a decline in loans or deposits at these branches prior to the closing date. The Company expects to complete the transaction during the third quarter of 2003, subject to regulatory review and approval.

     Commenting on the results, Harry J. Bailey, President and Chief Executive Officer, said, "While we have been pleased with the progress and results of our Ohio operations, it is clear to us that with nine branches from New Castle to western Indianapolis, versus the two in the Cincinnati area, we have a much stronger presence here. Thus, the opportunity for growth also is greater in this core market, and we intend to intensify our focus on this region. To this end, Ameriana has just received approval to build a new branch in McCordsville, a strategic addition to our franchise that will help us fill in the Hancock County corridor. We are excited about this expansion opportunity and the prospects of a more focused marketing presentation to our customers that will be possible following the sale of our two Cincinnati branches."

                                     -MORE-

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ASBI Announces Sale of Branches
Page 2
April 7, 2003


     Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in central Indiana and in the greater Cincinnati, Ohio area. As its name implies, Ameriana Bank and Trust also offers trust and investment management services, has interests in Family Financial Life Insurance Company and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.


     This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "view" and "believe," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the amount of losses incurred from the liquidation of certain of the Company's investments, the eventual outcome of litigation to enforce certain surety agreements, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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